UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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DIGITALBRIDGE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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On December 30, 2025, the following email was sent by an authorized representative of DigitalBridge Group, Inc., a Maryland corporation, to its employees:

Subject: Note from Masa San to all DBRG Employees

Thank you for joining the town hall yesterday. As a follow-up, I wanted to share a note from Masa Son, Chairman and CEO of SoftBank Group, welcoming the DigitalBridge team as we begin this next chapter together.

Best,
Marc

****

Welcome from Masa, Chairman and CEO, SoftBank Group.

Team,

Welcome to SoftBank Group. We're going to be joining forces at a transformative time.  I have always believed technology can build a more connected, empowered and joyful world.

Today, we are advancing the AI revolution through a global portfolio of breakthrough technologies, guided by a clear mission: to help realize artificial superintelligence for the benefit of humanity. DigitalBridge has an important role to play in that mission.

As we move toward ASI, the world will need more than new algorithms. It will need the physical foundation that makes AI possible at scale: data centers, connectivity, and the broader infrastructure ecosystem that supports them. By combining DigitalBridge's leadership in digital infrastructure with SoftBank's ASI vision, we can help build the platform that next-generation AI services and applications will depend on.

I have great respect for the team and culture you have built at DigitalBridge. Your work investing in critical digital infrastructure helps power the modern economy and lays the groundwork for what comes next. Together, we can invest more, build stronger capabilities and grow our impact, while continuing to support investors, partners and portfolio companies with the focus and excellence you're known for.

Exciting times lie ahead. When this deal closes, we will build the infrastructure that powers the next era of AI and help realize the promise of ASI.

Masa